Exhibit 99.1

The Container Store Group, Inc., Announces

Fourth Quarter and Full Fiscal 2013 Financial Results

Retailer Raises New Store Growth Guidance; Plans Nationwide Launch of Customer Engagement Program and In-home Organization Services

Coppell, TX — April 28, 2014 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the fourth quarter and fiscal year ended March 1, 2014.  Additionally, the storage and organization retailer raised guidance for its new store growth.  Chairman and CEO Kip Tindell also took the opportunity to highlight the company’s financial performance, competitive advantages, key differentiators and the launch of new programs — POP! customer engagement program and ATHOME personalized organization services.

“While 2013 was an exciting year for us, due to the historically unusual amount of winter storms, we did conclude the year with a difficult fourth quarter, which is always the most important quarter of our fiscal year.  It was the worst weather we’ve ever seen in our over 35 year history, which impacted nearly all of our stores throughout the country.  These extraordinary weather conditions were exacerbated with the shortened holiday shopping season — with two of the three most important weekends hard hit with weather and store closures,” said Tindell. “However, it’s important to note that our stores in less-weather impacted regions achieved a strong comparable store sales increase, well over plan for the fourth quarter.  It’s also extremely important to understand that, unlike other retailers where January and February are low volume clearance sale months, at The Container Store these months are our most important to sales and profitability as we conduct Our Annual elfa Sale from December 24 through mid-February. In fact, at least 60% of our adjusted net income and approximately 40% of our Adjusted EBITDA have typically been derived during the fourth quarter.”

Tindell continued, “We are also happy to announce that we are raising our previously stated 10% plus annual square footage growth guidance to 12% minimum annual square footage growth. Internally, operationally, human resource-wise, execution-wise — 12% annual square footage growth is very achievable and well within our capacity for new store growth.  New store growth is and, always has been, one of our key, core competencies.  Our new store growth traditionally and recently has been among the very highest in the housewares industry and that continues to be the case these past several years.”

The fourth quarter and full fiscal year 2013 consisted of 13 weeks and 52 weeks respectively.  This compares to the fourth quarter and full fiscal year 2012 which consisted of 14 weeks and 53 weeks respectively.  The additional week in fiscal 2012 contributed $11.7 million in net sales, approximately $0.03 in adjusted net income per diluted common share and approximately $3.1 million of Adjusted EBITDA.

Net sales for the fourth quarter were $216.8 million, approximately flat with the prior year, or an increase of 5.6% excluding the 14th week in the fourth quarter of fiscal 2012.

GAAP net income for the fourth quarter was $18.3 million, or $0.38 per share.  Adjusted net income (see GAAP/Non-GAAP reconciliation table at the end of this release) was $10.7 million or $0.22 per share as compared to $12.0 million or $0.25 per share in the fourth quarter of fiscal 2012.  Excluding the impact of the 14th week in the fourth quarter of fiscal 2012, adjusted earnings per share in the fourth quarter of fiscal 2013 were approximately flat with the prior year.

Fiscal 2014 New Stores

•                        King of Prussia, PA (Opened March 8th)

•                        Seattle area in Tukwila, WA (Southcenter) (Opened April 12th)

•                        Providence area in Cranston, RI (Garden City Center) (Opening May 17th)

•                        Relocation of current Oak brook, IL location to Oakbrook Center mall (Opening June 28th)

•                        Los Angeles, CA (Farmer’s Market) (Opening August 9th)

•                        Salt Lake City area in Murray, UT (Fashion Place Mall) (Opening October 18th)

•                        Chicago, IL (South Loop) (Opening November 15th)

•                        TBD new store location

“We even hope to find and build an incremental store for this 2014 fiscal year that we’re in now.  It normally takes 8-10 months to open a store once the lease is signed.  So we are working hard and optimistically to even expand the 10% to 12% in the current fiscal year.  And our new store pipeline for next fiscal year and beyond is quite robust and we believe we can meet and likely exceed our 12% number,” said Tindell. “Until fairly recently, we thought we had to primarily open stores in only the biggest metropolitan areas — areas like New York, Chicago, Los Angeles, Atlanta and Dallas.  But we’ve been thrilled to discover that when we open stores in more mid-sized markets with approximately 1.5 million Greater Metropolitan Area population — like Indianapolis, Raleigh, Charlotte, Nashville — these stores are extremely successful.  What we’ve discovered is that the best retail real estate development in say, Indianapolis, costs a great deal less than it does in say, Chicago, and the sales are surprisingly not that much lower.  So we’ve recently opened stores in those Raleigh, Charlotte, Las Vegas-type markets and the results have been thrilling.”

The company stated that average first year, four wall Adjusted EBITDA margin on new stores has averaged approximately 23% and that the company earns its invested capital back in about 2½ years.

“Never before have our new stores contributed more to our profitability. And there are many Indianapolis-like opportunities ahead of us.  This is significant and while we will still open great locations like our fabulous Farmers Market opening this year in Los Angeles, our focus is on these mid-sized markets.  We’ve delayed plans to open stores in Canada because of the rare business opportunities we have with the Indianapolis-type markets,” said Tindell.

“The greater the retail real estate development is, the more ‘turnkey’ new store leases become and the more ‘turnkey’ our new store leases become, the more new stores we can open in any given year.  We believe in the medium term, a continuingly improving macro economy will lead to more and more retail real estate development in the U.S.,” said Tindell. “Additionally, we are delighted to find ourselves in the enviable position of being top-of-mind, and so often the first call by real estate developers, offering us the best sites in the center and giving us what used to be known as department store anchor pricing.  It takes a retail brand its whole lifetime to reach that status and we believe this, along with the improving economy, Indianapolis-type markets, and more retail real estate development creates our most exciting and rare business opportunities.”

Fourth Quarter and Full Fiscal Year 2013 Results

For the fourth quarter (thirteen weeks) ended March 1, 2014, on a consolidated basis:

•                  Net sales were $216.8 million, approximately flat as compared to the fourth quarter of fiscal 2012.  Excluding the 14th week in the fourth quarter of fiscal 2012, net sales increased 5.6%. Net sales in The Container Store retail business were $193.8 million, down 0.7% as compared to the fourth quarter of fiscal 2012, or up 5.6% excluding the 14th week in the fourth quarter of fiscal 2012. Comparable store sales for the fourth quarter increased by 1.4%.  Elfa third party sales increased 5.3% during the fourth quarter of fiscal 2013.

•                  Gross margin was 58.2%, a decrease of 90 basis points compared to the fourth quarter of fiscal 2012.  This decline in gross margin was primarily due to the appreciation of the Swedish krona against the US dollar year over year, as well as to a lesser extent slight discounting of seasonal holiday product due to the shorter, weather-impacted holiday season at The Container Store retail business.  These declines were partially offset by improved margins at Elfa primarily due to manufacturing efficiency improvements and a shift in product mix.

•                  Selling, general and administrative expenses (“SG&A”) increased by 2.5% to $96.4 million from $94.1 million in the fourth quarter of fiscal 2012. SG&A as a percentage of net sales increased 110 basis points primarily due to costs incurred related to becoming a public company in November 2013, as well as the impact of the loss of the 53rd week which benefited expense leverage in fiscal 2012.  Additionally, Elfa incurred higher sales and marketing costs in conjunction with a 65th anniversary promotion conducted in fourth quarter.

•                  The Company ended the quarter with 63 stores in 22 states and the District of Columbia.  The Company opened six new stores including the relocation of one undersized, older format store in fiscal 2013.

•                  Net interest expense decreased to $4.3 million from $5.4 million in the fourth quarter of fiscal 2012.

•                  The effective tax rate for the fourth quarter of fiscal 2013 was -12.5%, as compared to 11.0% in the fourth quarter of fiscal 2012.  The decrease in the effective tax rate is primarily due to the release of a valuation allowance on certain domestic deferred tax assets during the fourth quarter of fiscal 2013.  In our calculation of adjusted net income, the effective tax rate for the fourth quarter of fiscal 2013 was 35.0%, as compared to 39.9% in the fourth quarter of fiscal 2012.

•                  U.S. generally accepted accounting principles (“GAAP”) net income was $18.3 million in the fourth quarter of fiscal 2013 compared to $2.1 million in the fourth quarter of fiscal 2012. After considering distributions accumulated to preferred shareholders of zero and $24.9 million in the fourth quarters of fiscal 2013 and fiscal 2012, respectively, net income (loss) per diluted common share was $0.38 in the fourth quarter of fiscal 2013 compared to ($7.80) in the fourth quarter of fiscal 2012.

•                  Adjusted net income was $10.7 million or $0.22 per adjusted diluted common share compared to $12.0 million or $0.25 per adjusted diluted common share for the fourth quarter of fiscal 2012, which excludes certain items that we do not consider in the evaluation of ongoing operating performance, including IPO-related expenses and certain restructuring charges (see GAAP/Non-GAAP reconciliation table at the end of this release). The 14th week of the fourth quarter of fiscal 2012 increased adjusted net income by $1.3 million, or $0.03 per adjusted diluted common share.

•                  Adjusted EBITDA was $29.3 million compared to $35.0 million in the fourth quarter of fiscal 2012, (see GAAP/Non-GAAP reconciliation table).  The 14th week of the fourth quarter of fiscal 2012 increased Adjusted EBITDA by approximately $3.1 million.

For the year (fifty-two weeks) ended March 1, 2014, on a consolidated basis:

•                  Net sales were $748.5 million, up 5.9% as compared to fiscal 2012.  Excluding the 53rd week of fiscal 2012, net sales increased 7.7%. Net sales in The Container Store retail business were $660.4 million, up 7.7%, or 9.8% excluding the 53rd week of fiscal 2012. Comparable store sales increased by 2.9%. Elfa third party sales decreased 5.7%.

•                  Gross margin was 58.8%, consistent with fiscal 2012.  The Container Store retail business gross margin declined by 80 basis points, primarily due to the appreciation of the Swedish krona against the U.S. dollar.  Elfa gross margin improved primarily due to lower direct material costs compared to the same time period in fiscal 2012. On a consolidated basis, gross margin remained consistent due to a larger percentage of net sales coming from the more profitable retail business, The Container Store.

•                  SG&A increased by 7.0% to $354.3 million from $331.1 million in fiscal 2012. SG&A as a percentage of net sales increased 50 basis points primarily due to a larger percentage of net sales coming from The Container Store, where selling, general, and administrative expenses are higher as a percentage of net sales than at Elfa.

•                  Net interest expense decreased to $21.2 million from $21.4 million in fiscal 2012.

•                  The effective tax rate for fiscal 2013 was 5.2% as compared to 97.1% in fiscal 2012.  The decrease in the effective tax rate is primarily due to the release of a valuation allowance on certain domestic deferred tax assets during the fourth quarter of fiscal 2013.  In our calculation of adjusted net income, the effective tax rate for fiscal 2013 was 37.7%, as compared to 34.5% in fiscal 2012.

•                  GAAP net income was $8.2 million in fiscal 2013 compared to net loss of $0.1 million in fiscal 2012. After considering distributions accumulated to preferred shareholders of $59.7 million and $90.3 million in fiscal 2013 and fiscal 2012, respectively, net loss per basic and diluted common share was $2.87 in fiscal 2013 compared to $30.88 in fiscal 2012.

•                  Adjusted net income (see GAAP/Non-GAAP reconciliation table) was $16.4 million or $0.33 per adjusted diluted common share compared to $16.2 million or $0.34 per adjusted diluted common share in fiscal 2012.  The 53rd week of fiscal 2012 increased adjusted net income by $1.3 million, or $0.03 per adjusted diluted common share.

•                  Adjusted EBITDA was $86.1 million compared to $87.6 million in fiscal 2012, (see GAAP/Non-GAAP reconciliation table).  The 53rd week of fiscal 2012 increased Adjusted EBITDA by approximately $3.1 million.

As Fourth Quarter and Fiscal 2013 Closes, Retailer Looks Forward to New Opportunities and Continued Focus on Differentiation

Long Term Vendor Relationships and Gross Margin Strength

The Container Store’s culture embodies a deep devotion to creatively crafting mutually beneficial relationships with its vendors resulting in a differentiated and innovative product development and high gross margins. The Container Store retail business gross margin has increased steadily over time and has primarily only seen a reduction year-over-year when the dollar fell as compared to the Swedish Krona. Purchases of elfa products by The Container Store are done in local Swedish currency, creating this currency fluctuation from time to time.  In fiscal 2013, The Container Store experienced a weaker US dollar, however economic predictions are for a stronger dollar in the short to medium term and that would be beneficial to gross margin at The Container Store.

“The reason we’re able to have a best-in-class retail gross margin is because of our culture of vendor relationships that drives our business philosophy.  We have these long term relationships with vendors that are the brightest and most innovative in the housewares industry. These are relationships that have been built over decades, which is an unassailable competitive advantage,” said Tindell.  “We’re known in our industry for our proficiency in worldwide product sourcing, as we create products to our exact specifications with our vendors using their financial resources and we produce it anywhere in the world where it’s most efficiently and excellently produced.  We have our finger on the pulse of the customer and therefore can quickly anticipate her needs and produce the perfect products for her.  These vendor relationships allow us to fill the holes in the market with exclusive product and these products often become our best selling and highest margin products, which is a rare feat in business. Wonderful new and differentiated products are our lifeblood.  So these long term business relationships are what give us the opportunity for a growing gross margin — more and more exclusives and insulation from the competition.  But vendor relationships like this only happen when you’re the leader and innovator in your niche.  This vendor partnership and collaboration is one of the many reasons why we love our work as merchants and find it so joyful and glorious.”

Tindell continued, “We are able to develop unique and proprietary product with best-in-class retail gross margins at approximately 59% of sales.  SG&A (Selling, General & Administrative Expenses), including pre-opening costs, is also high at approximately 48% of sales and, yes that’s higher than many in the industry in order to provide unparalleled service to our fanatical customers and foster our employee-first culture.  We believe that over time and with scale 48% SG&A can go to the mid-40s and our gross margin can go to the low 60s.  At not even quite a billion in sales, our fixed costs like occupancy have great opportunity to leverage as we grow.  But our business model will never be a low SG&A one — that would destroy our culture and our customer service — no one would thrive,” said Tindell.  “There are a lot of reasons we are so excited about our growth, not the least of which is because with our foreseeable scale, in the nearer term it means a tremendous opportunity to increase our profitability.”

Exclusive Proprietary Products, Solutions-Based Selling, High Service Experience

The Container Store merchandises more than 10,000 products in each of its stores and online and well over half of our sales come from those products that are exclusive or proprietary products.  Additionally, the retailer executes a solutions-based approach to selling through its highly trained salespeople. First year, full-time employees receive 263 hours of formal training and 150 hours in the following years compared to a far lower industry average.

“We’re a solutions-based, not items-based form of retail.  And when you’re selling solutions made up of exclusive proprietary products that you simply can’t find anywhere else, it helps to insulate you from competition, including the giant Internet retailers. Consumers can’t ‘showroom’ us because you simply can’t ‘showroom’ exclusive or proprietary products and you can’t ‘showroom’ solutions,” said Tindell.

Elfa — The Container Store’s Best-Selling and Highest Margin Product

Elfa is The Container Store’s best-selling and highest margin product.  It’s the retailer’s premier shelving and drawer system that can be customized for any space in customers’ homes including closets, office, pantry, laundry, kid’s rooms, and garage.  The Container Store owns Elfa, which is based in Sweden where the product is manufactured and also sold in Europe primarily in Scandinavia.  In fiscal 2013, approximately 85% of Elfa’s sales came from either The Container Store or Scandinavia.

“The reason that The Container Store purchased and continues to own Elfa is because of the efficient vertical integration where we are both the manufacturer and exclusive retailer of this wonderful, best-selling product. This leads to a consolidated company gross margin on this product that is very high, yet it’s priced at a great value to the consumer,” said Tindell.

Elfa, like all other European-based retailers, was hard hit by the difficult recessionary climate over the past several years.   Elfa’s largest customers in Scandinavia are retailers like Do-It-Yourself chains, whose sales plummeted during the extended European recession.

“Economists are predicting that GDP growth in the most important European regions to Elfa will improve in 2014. We are pleased to see evidence of this improvement with strong third party sales at Elfa this quarter and are optimistic that this will continue through fiscal 2014,” said Tindell.

Launching New Programs and Services to Engage Customers and Drive Incremental Visits

The Container Store, known for its emphasis on time-saving, convenient services and value added offerings for its customers, will rollout two exciting programs in Fiscal 2014.  Its POP! (Perfectly Organized Perks) customer engagement program (currently testing in California stores) that rewards customers with special communication, surprise and delight gifts and exclusive offers will roll out to all stores by the end of July.  Additionally its ATHOME personalized design and organization service (currently testing in select Texas stores)  where expert organizers go directly into customers’  homes and design solutions for them, organizing every space in their home, using The Container Store products, will launch in additional markets in Texas, as well as key markets such as Manhattan and Los Angeles.   Tindell cited that these two programs, coupled with The Container Store’s high level of service and solutions-based selling, provide significant opportunity for the retailer to increase traffic and increase it’s already strong average ticket.

The Container Store’s POP! Program is producing great adoption and conversion, with 46% of all California sales now coming from our ‘POP! Stars’ and those transactions have a higher than average ticket.  Management said its ATHOME service is its most frequent request with customers wanting someone they can trust to ‘do it for them’ — organize every area of their home, which makes their time-starved lives more efficient and enjoyable.

Balance sheet highlights as of March 1, 2014:

•                                                    Cash: $18.0 million

•                                                    Total debt: $351.3 million

•                                                    Total liquidity (cash plus availability on revolving credit facilities of $69.7 million): $87.7 million

“Our debt on our balance sheet primarily originated from our 2007 private equity transaction with Leonard Green & Partners, which was a wonderfully happy marriage where all of our stakeholders thrived.  But prior to that, we had little or no debt in our history.  We are determined to reduce our debt modestly and steadily, while simultaneously achieving sector-leading growth targets.  We are in the process now of coming out of being a private equity owned company into a publicly owned company.  As such, we consider Adjusted EBITDA to be an important metric that we will continue to use and reference, as well as Net Income and Earnings Per Share. We’re proud that our Adjusted EBITDA ranged from an impressive 11.5% to 12.4% of sales in each of the last three fiscal years,” said Tindell.

Outlook

For fiscal 2014, consolidated net sales are expected to be $827 to $837 million, based on our announced store openings and an increase in comparable store sales of 3% to 4%.  Net income is expected to be $0.56 to $0.61 per diluted common share based on estimated diluted common shares outstanding of 49 million.  This assumes a tax rate of approximately 38.8% for the full year, which is higher than recently experienced due to the expected mix of earnings between The Container Store and Elfa, as well as elimination of our valuation allowances on certain domestic deferred tax assets in fiscal 2013.  Adjusted EBITDA is expected to be $100 to $105 million.

Tindell concluded, “The impact of this higher tax rate on our fiscal 2014 projected earnings per share is approximately $0.04.  While our quarterly cadence of earnings will be impacted by the costs associated with the roll-out of our exciting initiatives like POP! and ATHOME, we currently see the full year of 2014, on an operating basis, almost exactly as we expected when we embarked on the IPO process last fall.  The only differences would be the increased likelihood of an additional store opening that is not currently included in our 2014 forecast, the chain wide roll-out of POP!, a rollout of ATHOME in select stores as well as a higher tax rate that are currently assumed in our forecast.

“However, we want to point out again the importance of our quarterly business cadence.  First quarter is the least important in terms of sales and historically generates a loss, which ultimately does not have much significance at all to the annual performance for the fiscal year.  As already noted, fourth quarter typically generates at least 60% of our annual adjusted net income and approximately 40% of our annual Adjusted EBITDA.”

“We are thrilled and inspired about the boundless opportunities and work ahead of us.  We have an incredible and extremely long runway. We have the best employees around, the best management team and the best culture to deliver all that we are setting out to accomplish, and have never been more committed to successfully executing against these opportunities.  The best is yet to come.”

Conference Call Information

A conference call to discuss fourth quarter and full fiscal 2013 financial results is scheduled for today, April 28, 2014, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at www.containerstore.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (877) 870-5176. The pin number to access the telephone replay is 13579002. The replay will be available through May 5, 2014.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our anticipated financial performance and liquidity, expectations for new store openings, guidance regarding annual square footage growth, expectations regarding growth and expansion of our store base, beliefs regarding our business model and customer experience, expectations regarding economic growth and exchange rates, expectations regarding future SG&A expenses and gross margins, expectations regarding the new POP! and ATHOME programs, and beliefs regarding stakeholder value.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; our dependence on a single distribution center for all of our stores; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti kickback laws; and our indebtedness may restrict our current and future operations.

These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on January 10, 2014, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store is the nation’s leading retailer of storage and organization products and the only retailer solely devoted to the storage and organization category of retailing. The company originated the concept of storage and organization retailing when it opened its first store in 1978. Today, the retailer has 65 store locations nationwide that each average 25,000 square feet.  The Container Store has over 10,000 products to help customers save space and, ultimately, save them time. As the pace of modern life accelerates and being organized is not a luxury anymore but a necessity, The Container Store is devoted to making customers more productive, relaxed and happier by selling customized, complete solutions.  Since its inception, the retailer has nurtured an employee-first culture and couples its one-of-kind product collection with a high level of customer service delivered by its highly trained organization experts.  The company has been named to FORTUNE magazine’s 100 Best Companies To Work For® — 15 years in a row. Visit www.containerstore.com for more information about store locations, the product collection and services offered. To find out more about The Container Store’s unique culture, Foundation PrinciplesTM and devotion to Conscious Capitalism®, visit the retailer’s blog at www.whatwestandfor.com.

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

(In thousands, except share amounts)	March 1, 2014	March 2, 2013
Assets
Current assets:
Cash	$18,046	$25,351
Accounts receivable, net	32,273	25,536
Inventory	85,595	82,443
Prepaid expenses	14,121	12,137
Forward contracts	—	1,103
Deferred tax assets, net	4,292	1,505
Other current assets	10,405	9,147
Total current assets	164,732	157,222
Noncurrent assets:
Property and equipment, net	161,431	141,177
Goodwill	202,815	202,815
Trade names	242,290	241,940
Deferred financing costs, net	9,699	8,745
Noncurrent deferred tax assets, net	1,323	—
Other assets	1,184	921
Total noncurrent assets	618,742	595,598
Total assets	$783,474	$752,820

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$49,282	$48,340
Accrued liabilities	60,496	51,805
Revolving lines of credit	16,033	13,482
Current portion of long-term debt	7,527	9,023
Income taxes payable	3,474	2,650
Deferred tax liabilities, net	29	—
Total current liabilities	136,841	125,300
Noncurrent liabilities:
Long-term debt	327,724	276,348
Noncurrent deferred tax liabilities, net	85,767	87,770
Deferred rent and other long-term liabilities	35,956	30,027
Total noncurrent liabilities	449,447	394,145
Total liabilities	586,288	519,445

Shareholders’ equity:

Common stock, $0.01 par value, 250,000,000 shares authorized, 47,941,180 shares issued and outstanding at March 1, 2014; 3,528,280 shares authorized, 2,942,326 shares issued and 2,929,466 shares outstanding at March 2, 2013	479	29
Preferred stock, $0.01 par value:
Senior cumulative; no shares authorized, issued or outstanding at March 1, 2014; 250,000 shares authorized, 202,480 shares issued and 202,196 shares outstanding at March 2, 2013	—	2
Junior cumulative no shares authorized, issued or outstanding at March 1, 2014; 250,000 shares authorized, 202,480 shares issued and 202,196 shares outstanding at March 2, 2013	—	2
Additional paid-in capital	853,295	455,246
Accumulated other comprehensive income	1,683	2,713
Retained deficit	(658,271)	(223,830)
Treasury stock, no shares and 13,426 shares as of March 1, 2014 and March 2, 2013, respectively	—	(787)
Total shareholders’ equity	197,186	233,375
Total liabilities and shareholders’ equity	$783,474	$752,820

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

(In thousands, except share and per share amounts)	Thirteen Weeks Ended March 1, 2014	Fourteen Weeks Ended March 2, 2013	Fifty-two Weeks Ended March 1, 2014	Fifty-three Weeks Ended March 2, 2013
Net sales	$216,822	$217,025	$748,538	$706,757
Cost of sales (excluding depreciation and amortization)	90,579	88,683	308,755	291,146
Gross profit	126,243	128,342	439,783	415,611
Selling, general, and administrative expenses (excluding depreciation and amortization)	96,400	94,075	354,271	331,097
Stock-based compensation	283	126	15,137	283
Pre-opening costs	910	989	6,672	7,562
Goodwill and trade name impairment	—	15,533	—	15,533

Depreciation and amortization	7,733	7,725	30,353	29,550
Restructuring charges	59	2,004	532	6,369
Other expenses	92	171	1,585	987
Loss on disposal of assets	136	1	206	88
Income from operations	20,630	7,718	31,027	24,142
Interest expense, net	4,330	5,367	21,185	21,388
Loss on extinguishment of debt	—	—	1,229	7,333
Income (loss) before taxes	16,300	2,351	8,613	(4,579)
(Benefit) provision for income taxes	(2,040)	259	447	(4,449)
Net income (loss)	$18,340	$2,092	$8,166	$(130)
Less: Distributions accumulated to preferred shareholders	—	(24,939)	(59,747)	(90,349)
Net income (loss) available to common shareholders	$18,340	$(22,847)	$(51,581)	$(90,479)
Basic net income (loss) per common share	$0.38	$(7.80)	$(2.87)	$(30.88)
Diluted net income (loss) per common share	$0.38	$(7.80)	$(2.87)	$(30.88)
Weighted-average common shares outstanding - basic	47,927,770	2,929,411	17,955,757	2,929,789
Weighted-average common shares outstanding - diluted	48,889,364	2,929,411	17,955,757	2,929,789

The Container Store Group, Inc.

Consolidated statements of cash

flows (unaudited)

	Fifty-two Weeks Ended	Fifty-three Weeks Ended
(In thousands)	March 1, 2014	March 2, 2013
Operating activities
Net income (loss)	$8,166	$(130)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	30,353	29,550
Stock-based compensation	15,137	283
Excess tax benefit from stock-based compensation	(70)	—
Loss on disposal of property and equipment	206	88
Deferred tax benefit	(5,791)	(7,906)

Noncash refinancing expense	851	4,843
Noncash interest	1,857	1,462
Goodwill and trade name impairment	—	15,533
Other	5	203
Changes in operating assets and liabilities:
Accounts receivable	(6,565)	(4,501)
Inventory	(3,553)	(10,802)
Prepaid expenses and other assets	(3,985)	(6,425)
Accounts payable and accrued liabilities	6,947	19,565
Income taxes payable	1,659	368
Other noncurrent liabilities	5,545	2,459
Net cash provided by operating activities	$50,762	$44,590

Investing activities
Additions to property and equipment	(48,565)	(47,963)
Proceeds from sale of property and equipment	739	314
Net cash used in investing activities	(47,826)	(47,649)

Financing activities
Borrowings on revolving lines of credit	66,787	75,830
Payments on revolving lines of credit	(64,365)	(73,722)
Borrowings on long-term debt	126,000	290,000
Payments on long-term debt	(76,260)	(304,727)
Payment of debt issuance costs	(3,662)	(9,842)
Proceeds from issuance of common stock, net	237,013	—
Payment of distributions to preferred shareholders	(295,826)	—
Purchase of treasury shares	(53)	(201)
Proceeds from the exercise of stock options	322	—
Excess tax benefit from stock-based compensation	70	—
Reissuance of treasury shares	—	20
Net cash used in financing activities	(9,974)	(22,642)

Effect of exchange rate changes on cash	(267)	(111)
Net decrease in cash	(7,305)	(25,812)
Cash at beginning of fiscal year	25,351	51,163
Cash at end of fiscal year	$18,046	$25,351

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income and adjusted net income per diluted common share with the most directly comparable GAAP financial measures of GAAP net income (loss) available to common shareholders and GAAP net income (loss) per diluted common share.

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	March 1, 2014	March 2, 2013	March 1, 2014	March 2, 2013
Numerator:
Net income (loss) available to common shareholders	$18,340	$(22,847)	$(51,581)	$(90,479)
Distributions accumulated to preferred shareholders	—	24,939	59,747	90,349
Stock-based compensation	—	—	14,602	—
IPO costs	90	—	1,259	—
Restructuring charges	59	2,004	532	6,369
Goodwill and trade name impairment	—	15,533	—	15,533
Loss on extinguishment of debt	—	—	1,229	7,333
Taxes	(7,804)	(7,672)	(9,434)	(12,946)
Adjusted net income	$10,685	$11,957	$16,354	$16,159

Denominator:
Weighted average common shares outstanding – diluted	48,889,364	2,929,411	17,955,757	2,929,789
Adjust weighting factor of outstanding shares	6,269	45,011,769	30,939,876	45,011,391
Adjusted weighted average common shares outstanding - diluted	48,895,633	47,941,180	48,895,633	47,941,180

Adjusted net income per diluted common share	$0.22	$0.25	$0.33	$0.34

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income (loss).

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	March 1, 2014	March 2, 2013	March 1, 2014	March 2, 2013
Net income (loss)	$18,340	$2,092	$8,166	$(130)
Depreciation and	7,733	7,725	30,353	29,550

amortization
Interest expense, net	4,330	5,367	21,185	21,388
Income tax (benefit) expense	(2,040)	259	447	(4,449)
EBITDA	$28,363	$15,443	$60,151	$46,359
Management fees	—	250	667	1,000
Pre-opening costs	910	989	6,672	7,562
Goodwill and trade name impairment	—	15,533	—	15,533
IPO costs	90	—	1,259	—
Noncash rent	(398)	276	260	2,014
Restructuring charges	59	2,004	532	6,369
Stock-based compensation	283	126	15,137	283
Loss on extinguishment of debt	—	—	1,229	7,333
Foreign exchange (gains) losses	(48)	174	(224)	55
Other adjustments	20	195	418	1,077
Adjusted EBITDA	$29,279	$34,990	$86,101	$87,585

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted common share, and Adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a meaningful evaluation of its quarterly and fiscal year 2013 diluted income per common share and actual results on a comparable basis with its quarterly and fiscal year 2012 results. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.